2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CAPITAL PROGRAM
AND PROVIDES GUIDANCE FOR 2004

Planned Capital Investments to Exceed $200 Million in 2004;
Production Targeted to Grow 15 - 20%

Houston, Texas - February 19, 2004...Southwestern Energy Company (NYSE: SWN) today announced a planned capital investment program for 2004 totaling $203.5 million, up from $180.2 million in 2003. The company's 2004 capital program includes $194.0 million for its exploration and production (E&P) segment, an increase of 14% from approximately $170.9 million invested in 2003. Southwestern also intends to invest $9.5 million in 2004 for improvements to its utility systems and other corporate purposes. The increased capital program is expected to be funded by internally-generated cash flow and the company's revolving credit facilities.

"Our capital plan for 2004 is heavily weighted to our low-risk, high-return development drilling programs," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "We plan to accelerate the development of our Overton Field in East Texas by drilling 70 wells in the field during 2004. We also plan to drill over 80 wells and perform 95 workovers in the Arkoma Basin, which includes drilling up to 20 wells in our Ranger Anticline area during 2004.

We continue to be focused on our strategy of adding value through the drill bit, as 80% of our 2004 E&P capital is allocated to drilling. Our investments in 2004 will primarily be focused on our lower-risk, high-return development drilling programs in East Texas and the Arkoma Basin. During 2004, we expect to invest $110.9 million in East Texas and $44.3 million in the Arkoma Basin. The remainder of our E&P capital will be allocated to exploration and exploitation in the Permian Basin ($7.8 million), the onshore Gulf Coast ($12.8 million), and to new projects ($18.2 million), where we are working on ideas for the future. With the current commodity price environment and the inventory of projects we have in front of us, 2004 is shaping up to be a very exciting year for our company and our shareholders."

Southwestern plans to drill 180 wells in 2004, of which approximately 85% are low-risk development wells located in the Arkoma Basin (over 80 wells) and the Overton Field in East Texas (70 wells). The company plans to drill 6 - 8 additional wells in other areas in East Texas during 2004 along with 4 - 8 exploration and development wells in the Gulf Coast and 12 - 16 exploration and exploitation wells in the Permian Basin.

The foregoing statements regarding the planned capital investments for the year 2004 are considered to be forward-looking statements and the company's actual capital investments could differ materially from those projected as a result of certain factors listed at the end of this press release.

Southwestern Issues Guidance for 2004

The following statements regarding estimates for the year 2004 are considered to be forward-looking statements and the company's actual financial and operating results could differ materially from those projected as a result of certain factors listed at the end of this press release.

Southwestern is targeting 2004 oil and gas production at 47.5 - 50.0 Bcfe, an increase of 15 - 20% over the company's 2003 production of 41.2 Bcfe. Assuming NYMEX commodity prices of $5.00 per Mcf of gas and $26.00 per barrel of oil for 2004, the company is targeting net income of $69 - $72 million and net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see explanation below) of $184 - $187 million in 2004. The company expects its operating income to approximate $132 - $135 million and its net income plus interest, income tax expense, depreciation, depletion and amortization (also known as EBITDA, a non-GAAP measure; see reconciliation below) to be approximately $200 - $203 million in 2004.

The company's differential for the average price received for its gas production is expected to be approximately $0.15 - $0.20 per Mcf below the NYMEX Henry Hub index price during 2004, excluding the impact of hedges. The company's differential for the average price received for its oil production is expected to be approximately $1.25 per barrel below the West Texas Intermediate (WTI) crude oil price, excluding the impact of hedges. Southwestern currently has approximately 30.2 Bcf hedged in 2004 through a combination of fixed-price swaps and collars and 11.0 Bcf in 2005. Additionally, the company has 426,000 barrels of its 2004 oil production hedged at an average WTI price of $28.39 per barrel. The table below provides a detailed description of the company's current hedge position.

The company projects its gross margin from its utility segment (revenues less gas purchases) to approximate $53 - $55 million in 2004 and the segment's operating income is expected to be approximately $8 - $10 million assuming normal weather. The company's gas marketing segment is expected to generate approximately $2.0 - $2.5 million in operating income in 2004.

As for other income and expenses, the company expects its net interest expense for 2004 to be $17.5 - $18.5 million, its deduction for minority interest to be approximately $1.0 - $2.0 million and other non-operating losses to be approximately $0.5 - $1.0 million. Income taxes in 2004 are estimated at 37.0% and all are assumed to be deferred.

Assuming NYMEX commodity prices for 2004 of $5.00 per Mcf of gas and $26.00 per barrel of oil, the company's projected results for 2004 are as follows:

Estimated Production
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full-Year 2004
Estimated Production:
Gas (Bcf)	10.5 - 10.8	10.8 - 11.3	11.3 - 11.9	11.8 - 12.6	44.4 - 46.6
Oil (MBbls)	136 - 139	130 - 139	132 - 151	125 - 144	523 - 573
Total Production (Bcfe)	11.2 - 11.6	11.6 - 12.1	12.1 - 12.8	12.6 - 13.5	47.5 - 50.0

Gas Production Hedges in Place for 2004
		Weighted Avg. NYMEX Price
Swaps	Volumes (Bcf)	(per MMBtu)
1st Quarter	1.85	$4.14
2nd Quarter	1.85	$3.92
3rd Quarter	1.75	$3.94
4th Quarter	1.75	$4.03

		NYMEX Floor Price	NYMEX Ceiling Price
Collars	Volumes (Bcf)	(per MMBtu)	(per MMBtu)
1st Quarter	1.00	$3.25	$4.75
	1.00	$3.75	$4.55
	1.50	$4.00	$6.50
	1.00	$4.00	$6.90
	1.00	$4.00	$8.50
	1.00	$4.50	$10.75

2nd Quarter	1.00	$3.25	$4.75
	1.00	$3.75	$4.55
	1.50	$4.00	$6.50
	1.00	$4.00	$6.90
	1.00	$4.00	$8.50

3rd Quarter	1.00	$3.25	$4.75
	1.00	$3.75	$4.55
	1.50	$4.00	$6.50
	1.00	$4.00	$6.90
	1.00	$4.00	$8.50

4th Quarter	1.00	$3.25	$4.75
	1.00	$3.75	$4.55
	1.50	$4.00	$6.50
	1.00	$4.00	$6.90
	1.00	$4.00	$8.50

Gas Production Hedges in Place for 2005
		Weighted Avg. NYMEX Price
Swaps	Volumes (Bcf)	(per MMBtu)
2nd Quarter	3.00	$4.69
3rd Quarter	3.00	$4.68
4th Quarter	3.00	$4.90

		NYMEX Floor Price	NYMEX Ceiling Price
Collars	Volumes (Bcf)	(per MMBtu)	(per MMBtu)
1st Quarter	1.00	$4.50	$8.00
	0.50	$4.50	$8.40
	0.50	$4.50	$8.30

Oil Production Hedges in Place for 2004
		Weighted Avg. NYMEX Price
Swaps	Volumes (Bbls)	(per Bbl)
1st Quarter	111,000	$28.91
2nd Quarter	108,000	$28.50
3rd Quarter	105,000	$28.19
4th Quarter	102,000	$27.91

FY 2004
Projected
E&P Operating Expenses per Mcfe
Lease Operating Expenses	$0.38 - $0.42
Taxes, Other Than Income Taxes	$0.22 - $0.26
General & Administrative Expense	$0.38 - $0.42
Full Cost Pool Amortization Rate(1)	$1.18 - $1.22

Other Operating Income and Expenses
Utility Operating Income ($ MM)	$8.0 - $10.0
Marketing Operating Income ($ MM)	$2.0 - $2.5
Other Non-Operating Loss ($ MM)	$0.5 - $1.0
Minority Interest Deduction ($ MM)	$1.0 - $2.0
Net Interest Expense ($ MM)	$17.5 - $18.5
Income Tax Rate (100% Deferred)	37.0%

The following table demonstrates different NYMEX price scenarios and their corresponding estimated impact on the company's results for 2004, including current hedges in place:
NYMEX Commodity Prices	Net Income	Operating Income	Net Cash Flow (2)	EBITDA (2)
$4.00 Gas $24.00 Oil	$47 - $50 Million	$97 - $100 Million	$149 - $152 Million	$167 - $170 Million
$5.00 Gas $26.00 Oil	$69 - $72 Million	$132 - $135 Million	$184 - $187 Million	$200 - $203 Million
$6.00 Gas $26.00 Oil	$87 - $90 Million	$162 - $165 Million	$213 - $216 Million	$230 - $233 Million

(1)  The company's full cost pool amortization rate can vary from this estimate due to changes in the level of oil and gas reserves and changes in the levels of unevaluated costs.
(2)  Non-GAAP measure; see Explanation and Reconciliation of Non-GAAP Financial Measures below.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The company does not forecast changes in operating assets and liabilities and, therefore, a reconciliation of the company's net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is not provided.

EBITDA is defined as net income plus interest, income tax expense, depreciation, depletion and amortization. Southwestern has included information concerning EBITDA because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDA should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDA as defined above may not be comparable to similarly titled measures of other companies. Net income is a financial measure calculated and presented in accordance with generally accepted accounting principles. The table below reconciles net income with EBITDA as derived from the company's financial information.

2004 Guidance
NYMEX Commodity Price Assumptions
	$4.00 Gas	$5.00 Gas	$6.00 Gas
	$24.00 Oil	$26.00 Oil	$26.00 Oil
($ in millions)
Net income	$47 - $50	$69 - $72	$87 - $90
Add back:
Provision for income taxes - deferred	30 - 31	43 - 44	54 - 55
Interest expense	17 - 19	17 - 19	17 - 19
Depreciation, depletion and amortization	69 - 71	69 - 71	69 - 71
EBITDA	$167 - $170	$200 - $203	$230 - $233

Southwestern will host a teleconference call on Friday, February 20, 2004, at 10:30 a.m. Eastern to discuss the company's 2003 financial and operating results and 2004 guidance. The toll-free number to call is 800-475-3716 and the reservation number is 357778. The teleconference can also be heard "live" over the Internet at the company's website: http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the company's control, and any other factors listed in the reports the company has filed with the Securities and Exchange Commission. A discussion of these and other factors affecting the company's performance is included in the company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2002.

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